MADISON LIQUIDITY INVESTORS 104, LLC
--------------------------------------------------------------------------------

c/o Gemisys Tender Services__o__7103 South Revere Parkway__o__Englewood, CO 80112__o__Tel: 303.705.6390__o__Fax: 303.705.6276

                                                               February 5, 1999

TO UNITHOLDERS IN ENSTAR INCOME/GROWTH PROGRAM 6-A, L.P.

RE:        Offer to Purchase Limited Partnership Interests

Dear Fellow Investor:

Madison Liquidity Investors 104, LLC ("Madison") is seeking to buy your Limited Partnership Interests (the "Units") in Enstar Income/Growth Program 6-A, L.P. (the "Partnership") for $50.00 per Unit in CASH. This amount will be reduced by the $25.00 transfer fee (per transfer, not per Unit) charged by the Partnership and any cash distributions made by the Partnership on or after February 5, 1999.

WE ARE AN INVESTMENT FIRM WHICH BUYS UNITS IN DOZENS OF UNDERPERFORMING LIMITED PARTNERSHIPS AND ARE NOT AFFILIATED WITH THE PARTNERSHIP NOR THE GENERAL PARTNER. We are principals seeking to acquire Units for our investment portfolio only (we are not a matching service or professional broker who resells units). Madison and its affiliates have over $270 million in capital that is committed to paying limited partners for their units. To date, over 45,000 limited partners nationwide in over 250 limited partnerships have chosen to sell their units to us. This has made Madison a leading and reliable choice for limited partnership investors seeking a time and cost efficient liquidity option.

Please consider the following points in evaluating our offer:

     o FAST, COMMISSION-FREE SALE. Our offer provides you with the opportunity to immediately sell your Units without the commission costs (generally, up to 10% of the sales price, subject to a $150-$200 minimum commission per trade) paid by the seller in typical secondary market sales. Remember, with secondary market matching services, the process to sell your Units will not even begin until an interested buyer can be found, which cannot be assured and can take days, weeks or even months.

     o HISTORICAL PARTNERSHIP PERFORMANCE. The Partnership was closed 11 years ago. You invested $250.00 per Unit and to date an original investor has received total cash distributions of approximately $41.98 per Unit from the Partnership. When combined with the remaining net asset value range (as estimated by the General Partner) this would represent a negative return on your investment.

     o ILLIQUID UNITS. The relative illiquidity of the Units resulting from the absence of a formal trading market means the Units are difficult to sell. In fact, there was only one sale per month representing 50 Units, on average, during the months of October and November 1998 (the most recent period for which information is available) according to the November/December issue of The Partnership Spectrum.

     o PARTNERSHIP FACING SIGNIFICANT CAPITAL RESTRAINT. The Partnership is party to a loan agreement (the "Facility") with an affiliate of the General Partner. "However, the Partnership's borrowing capacity and its present cash reserves will be insufficient to fund its entire upgrade program. Consequently, the Partnership will need to rely on increased cash flow from operations or new sources of borrowing in order to meet its future liquidity requirements" quoted from the Partnership's quarterly report for the period ending September 30, 1998 on Form 10-Q.

     o DISTRIBUTIONS CONTINUE TO BE SUSPENDED. The Partnership has not paid a distribution to investors since May 1993. As disclosed in the Partnership's quarterly report for the period ending September 30, 1998 on Form 10-Q, "As a result of the pending upgrade program discussed above, the Corporate General Partner has concluded that it is not prudent for the Partnership to resume paying distributions at this time."

     o SIMPLIFIED TAX FILING. If you sell your Units now, 1999 will be the final year for which you receive a K-1 tax form from the Partnership, assuming the transfer of your Units is completed by year end. Many investors who have tax professionals prepare their taxes find the cost of filing K-1s to be burdensome, particularly if more than one limited partnership is owned.

     o ABILITY TO REDEPLOY SALE PROCEEDS INTO OTHER INVESTMENTS. The decision to sell your Units for cash now would provide you with the ability to redeploy your investment assets into potentially stronger and liquid investments. This could, depending on your individual investment decisions, provide current income and capital appreciation potential, as well as liquidity if needed.

     o ELIMINATION OF RETIREMENT ACCOUNT FEES. If you sell your Units now, 1999 could be the final year in which you incur fees for your IRA or retirement account. Due to the lackluster performance and declining value of limited partnership units generally, many custodians will not allow the transfer of limited partnership units into new retirement accounts. While many investors have consolidated their retirement accounts and taken advantage of custodial services offered through discount brokerage firms, they may have had to maintain separate retirement accounts for limited partnership units, because of custodian restrictions on the transfer of such units. Once our cash payment is sent directly to your retirement account, you are free to consolidate your retirement accounts or transfer the funds to a custodian that offers lower fees.

     o UNCERTAIN TIMING OF FINAL PARTNERSHIP LIQUIDATION. A sale of all of the assets of a partnership is no guarantee that full liquidation will occur immediately after such sale or shortly thereafter. As stated in the July/August 1998 issue of The Partnership Spectrum, "Long suffering partnership investors rejoicing over the sale of their partnership's assets typically don't realize that it could be months or even years before their partnership is formally dissolved and the final K-1 is mailed out. While warranties and representations made to buyers in connection with asset sales often keep a partnership from dissolving for six to twelve months after the last property has been sold, a lawsuit can require a partnership to stay open for years." Accordingly, to the extent that the Partnership continues to exist after its final asset sale, you will continue to receive a K-1 in each year in which the Partnership continues to exist and there can be no assurance that the Partnership will make cash distributions in each of such years.

     o Unitholders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership, and the purchase price per Unit payable to a tendering Unitholder by the Purchaser may be less than the total amount which might otherwise be received by the Unitholder with respect to the Units over the remaining term of the Partnership.

     o The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price of $50.00 per Unit, the Purchaser is motivated to establish the lowest price which might be acceptable to Unitholders consistent with the Purchaser's objectives.

     o Because the gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices, the Purchaser cannot, and does not, know whether the information compiled by The Partnership Spectrum is accurate or complete.

     0 The eventual transfer of all tendered Units is subject to the final approval of the Partnership or General Partners and is subject to their discretion.

Madison will only purchase a maximum of 9.9% of the outstanding Units pursuant to this offer. If more Units are offered to us, we will prorate our purchase ratably to all sellers. You will be paid promptly following (i) receipt of a valid, properly executed Agreement of Assignment and Transfer (see the yellow document enclosed) and (ii) receipt by Madison of the Partnership's confirmation that the transfer of Units has been effectuated, subject to Section 4 (Proration) of the Offer to Purchase. ALL SALES OF UNITS WILL BE IRREVOCABLE BY YOU, SUBJECT TO SECTION 5 (WITHDRAWAL RIGHTS) OF THE OFFER TO PURCHASE.

A COMPREHENSIVE DISCUSSION OF THE TERMS OF THE OFFER CAN BE FOUND IN THE OFFER TO PURCHASE, EXHIBIT (A)(1) TO THE SCHEDULE 14D-1.

If you wish to accept our offer, please complete and MEDALLION SIGNATURE GUARANTEE (this must be done by your broker or a bank where you have an account) the enclosed yellow Agreement of Assignment and Transfer and return it in the enclosed envelope, along with your limited partnership certificate (if one was issued to you and is available).

Our offer will expire at 5:00 p.m., Eastern Standard Time, on March 5, 1999, unless the offer is extended. We encourage you to act promptly.

Please call us at (303)705-6390, or send a fax to (303)705-6276, if you have any questions. Thank you for your consideration of our offer.

Very truly yours,

Madison Liquidity Investors 104, LLC




The price offered hereby may be more or less than prices recently quoted by secondary market matching market services. We believe that transactions through these secondary market services are costly and time consuming, and that the quoted prices often differ from the price a seller actually receives. Therefore, you may prefer to sell to us even at a lower price than otherwise so quoted. We believe that the value of the Units will ultimately be more than the price offered hereby. However, there are numerous risks and uncertainties that may cause our belief to be wrong. If you wish to have us bear those risks and uncertainties, you should consider selling your Units to us. We reserve the right to apply procedural considerations in determining which Units to accept. We may extend the term of our offer at our discretion. At times when a Madison tender offer for Units of the Partnership is not outstanding, affiliates of Madison may purchase Units at negotiated prices which may be more or less than the price offered hereby.

                      COMMONLY ASKED QUESTIONS AND ANSWERS

WHY WOULD I WANT TO SELL MY UNITS TO MADISON?
---------------------------------------------

Have your original objectives for this investment been met? Are your pleased with the way this investment has performed to date? We have found that most investors are disappointed with the performance of their limited partnership investments. Many investors have been in these investments far longer than originally anticipated and their returns have been disappointing. In addition, the tax reporting requirements for limited partnerships are burdensome and costly, often requiring an accountant to prepare your taxes. Recent requirements by certain states have also increased this burden by requiring limited partners to file state income tax returns, and potentially to pay taxes, in states where a partnership owns properties, regardless of the overall profitability of the partnership.

Many investors feel that selling their limited partnership units will free up funds to pursue more attractive investment options. And unlike limited partnerships, most other investments provide immediate liquidity in the event an investor needs access to his/her funds.

While emotionally difficult to accept, many investors are realizing that not only will original projections never be met on many of these limited partnerships, but, in some cases, original investment capital will never be fully recovered. Thus, a readily available purchase offer for an underperforming investment with an uncertain termination date may be an opportunity worthy of your consideration.

WHY DOES MADISON WANT TO BUY MY UNITS?
--------------------------------------

Madison purchases units in dozens of underperforming limited partnerships for its own investment portfolio... not for the purposes of reselling the units or matching buyers and sellers, as is the case with secondary market matching services. By agreeing to sell to Madison, you are assuring a sale of your Units, subject to proration rights and other conditions having been met. A secondary market firm cannot assure a sale unless it can locate a buyer who is interested in purchasing your particular Units. Most individual investors are not interested in purchasing limited partnership units for their investment portfolios, so Madison is providing you with a liquidity option that is generally not otherwise readily available.

Unlike other firms that purchase limited partnership units, Madison is typically not interested in acquiring controlling interests in limited partnerships. Furthermore, buying units in a broad portfolio of limited partnerships allows us to diversify our investment portfolio, thus mitigating our risk of purchasing such underperforming investments.

WHAT OTHER OPTIONS ARE AVAILABLE TO ME TO SELL MY UNITS?
--------------------------------------------------------

NOT MANY! Unlike Madison, secondary market firms will only match buyers and sellers, they do not provide a firm bid, so the only way you can sell your Units through this market is if they can locate an interested buyer. FURTHERMORE, MADISON CHARGES NO COMMISSIONS (SECONDARY MARKET FIRMS GENERALLY CHARGE UP TO 10%, SUBJECT TO A $150 - $200 MINIMUM COMMISSION PER TRADE) AND OUR OFFER PRICE IS OFTEN HIGHER THAN RECENT SECONDARY MARKET PRICES!

HOW DO I SUBSCRIBE TO MADISON'S OFFER AND WHEN WILL I BE PAID?
The purchase process involves several steps. By carefully following the instructions on the enclosed checklist, you are ensuring the fastest possible turnaround time for the sale of your Units. Properly completed Agreements of Assignment and Transfer are forwarded by Madison to the General Partner on a weekly basis following the completion of the offer. Most General Partners will take approximately four weeks thereafter to confirm the number of Units you own and provide Madison with the effective transfer date. IRA investors should add approximately two weeks because of the additional signatures required from your custodian. Thereafter, you will be promptly paid by Madison.

HOW DID MADISON GET MY NAME?
----------------------------

In every limited partnership in which Madison conducts a tender offer, one of its affiliates is a limited partner, and as such, we are entitled to receive a list of the names and addresses of all of our fellow limited partners or have the General Partner forward this correspondence to you.

WHAT HAPPENS IF I DON'T SELL MY UNITS?
--------------------------------------

Nothing. If you choose to retain your investment in the Partnership, you will be a limited partner until all its assets and the Partnership have been liquidated. Remember, however, that even if the Partnership had an original anticipated holding period of five, seven or ten years, there is usually nothing requiring liquidation within this time frame. In fact, most limited partnerships can legally continue for up to twenty or thirty years, or longer, from inception.


               IF YOU HAVE ANY ADDITIONAL QUESTIONS, PLEASE CALL:
                      MADISON LIQUIDITY INVESTORS 104, LLC
                           C/O GEMISYS TENDER SERVICES
                                 (303) 705-6390

          INSTRUCTIONS TO COMPLETE AGREEMENT OF ASSIGNMENT AND TRANSFER
              FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

By checking-off below ALL of the items that pertain to your form of ownership, you are guaranteeing the fastest turnaround time for payment for your Units. Refer to the "Other Common Oversights" section below to make sure you are not forgetting anything that may delay processing.

Upon our receipt of your Agreement of Assignment and Transfer, Madison will evaluate it to determine if it is complete by the General Partner's standards. If your Agreement is incomplete, you will receive a deficiency letter from us that will let you know the additional information that we need to process your sale. Please respond promptly to such request for additional information. YOUR FAILURE TO PROVIDE THIS ADDITIONAL INFORMATION CAN ADD WEEKS TO THE PROCESSING TIME.

1.   BOX A

     -  INDIVIDUAL OWNER/JOINT OWNERS OF RECORD
               [   ]   Sign Agreement (BOTH owners must sign if joint account).
               [   ]   Provide a MEDALLION SIGNATURE GUARANTEE.
               [   ]   Enclose your original limited partnership certificate,
                       if available.
               [   ]   Return Agreement to Madison c/o Gemisys Tender Services
                       in pre-paid/pre-addressed envelope provided.

     -  IRA INVESTORS
               [   ]   Beneficial owner should sign Agreement.
                       Madison will work directly with your Custodian to get the necessary custodial signature/medallion guarantee and we will then forward your check directly to your IRA account.

     -  TRUST, PROFIT SHARING AND PENSION PLANS
               [   ]   Authorized signatory should sign Agreement.
               [   ]   Enclose first, last and other applicable pages
                       of TRUST OR PLAN AGREEMENT showing that signor(s) is authorized signatory.

     -  CORPORATIONS
               [   ]   Authorized signatory should sign Agreement.
               [   ]   INCLUDE CORPORATE RESOLUTION showing that signor(s) is
                       authorized signatory.

     -  OTHER COMMON OVERSIGHTS
               [   ]   Death Certificates: If the owner of the Units
                       has died, please enclose a copy of the Death
                       Certificate and evidence of your signature
                       authority.
               [   ]   Letters Testamentary: If you have inherited the
                       Units, include a copy of the original owner's
                       DEATH CERTIFICATE and a copy of the LETTERS
                       TESTAMENTARY OR WILL showing that you are the legal owner of the Units.

2.   BOX B - MEDALLION SIGNATURE GUARANTEE.
     Required to be signed by your bank or brokerage house only.

3.   BOX C - SUBSTITUTE FORM W-9.
     Please check the shaded box in Box C(i) if you do not have a Taxpayer Identification Number or Social Security Number ("TIN") but have already applied for a TIN. Please check the shaded box in Box C(ii) if you are subject to the 31% federal tax backup withholding.

4.   BOX D - FIRPTA AFFIDAVIT.
     Please check the shaded box in Box D(i) if you are not a U.S. citizen or a resident alien for purposes of U.S. income taxation, or are a foreign corporation, foreign partnership, foreign estate or foreign trust. If the Unitholder is a corporation, please indicate the state of incorporation in the shaded area in Box D(iii).

5.   BOX E - FOREIGN PERSONS.
     Please check the shaded box in Box E if you are an "exempt foreign person" for purposes of the backup withholding rules under the U.S. federal income tax laws.

      Madison Liquidity Investors 104, LLC, c/o Gemisys Tender Services, 7103 South Revere Parkway, Englewood, CO 80112 Tel: 303-705-6390
                                Fax: 303-705-6276

Please note: A Medallion Signature Guarantee is similar to a notary, but is provided by your bank or brokerage house where you have an account.


               IF YOU HAVE ANY ADDITIONAL QUESTIONS, PLEASE CALL:
                      MADISON LIQUIDITY INVESTORS 104, LLC
                           C/O GEMISYS TENDER SERVICES
                                 (303) 705-6390